Exhibit 99.1

Misonix Contact:	Investor Relations Contact:
Richard Zaremba	Kevin McGrath / Cameron Associates, Inc.
631-694-9555	212-245-4577
invest@misonix.com	Kevin@cameronassoc.com
MISONIX REPORTS FOURTH QUARTER AND FISCAL YEAR 2009 FINANCIAL RESULTS
FARMINGDALE, NY — October 1, 2009 — Misonix, Inc. (NASDAQ: MSON), a developer of minimally invasive ultrasonic medical device technology, which in Europe is used for the ablation of tumors and worldwide for other acute health conditions, reported financial results for the fourth quarter and fiscal year ended June 30, 2009.
The Company also reported the following financial and operational achievements:
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A cash payment of $3.5 million was received on April 7, 2009 from the sale of its Ultrasonics Laboratory products business. Current and prior period results and gain on the sale of the Ultrasonic Laboratory Products business are reported in the Company’s financial statement as discontinued operations

•	Launched two new products into multi-billion dollar market segments
•	Launched a direct sales force in the U.S. for the SonicOne® Wound Cleansing and Debridement System
•	Added 14 new international distributors
•	Reduced inventories by 44% to $6.6 million as of June 30, 2009
•	Reduced accounts payable and accrued expenses and other current liabilities by 37% to $6.5 million
•	Reduced G&A by 14% to $9.0 million as of June 30, 2009
•	On August 5, 2009 closed the transaction for the sale of Labcaire Systems, Ltd. to Puricore for up to $5.6 million and is reported as a subsequent event
Revenues for the fourth fiscal quarter ending June 30, 2009 were $10.5 million compared to $10.6 million for the three months ended June 30, 2008. The results reflect only continuing operations as of June 30, 2009 and 2008 as discontinued operations are excluded from such results. Discontinued operations represent the results of and the gain from the sale of the Ultrasonic Laboratory Products business. Revenues were adversely impacted by a reduction in medical device products revenues by $902,000 to $5.5 million, partially offset by an increase in Laboratory and Scientific products revenues of $811,000 to $4.9 million. The decrease in medical device products revenue is primarily due to lower sales of ultrasonic probe repairs, MRI repair, replacement probes and the AutoSonix® to Covidien. The increase in sales of Laboratory and Scientific products was primarily due to an increase in sales at Labcaire for ISIS product and service.

The Company reported a net loss for the fourth quarter ended June 30, 2009 from continuing operations of $804,000 or $.11 per share compared to a loss from continuing operations of $2.4 million or $.35 per share for the three months ended June 30, 2008. During the fourth fiscal quarter 2009, the Company sold its Ultrasonic Laboratory Products business to a subsidiary of Sonics and Materials Inc. for $3.5 million and reported an after tax gain of $2.7 million on the sale. The Company reported net income including the income and gain on sale from discontinued operations of $2.2 million or $0.31 income per diluted share for the three months ended June 30, 2009 as compared to a loss of $2.4 million or $0.34 per diluted share.
Revenues for the twelve months ended June 30, 2009 were $39.8 million compared to revenues of $41.1 million for the twelve months ended June 30, 2008. Medical device products revenues were $22.8 million as of June 30, 2009, a decrease of $1.5 million from the same period in fiscal 2008. Laboratory and Scientific products revenues were $17.0 million, an increase of $161,000 from the same period in fiscal 2008.
Net income was $2.8 million or $.40 income per diluted share compared to a net loss of $2.9 million or $.41 per diluted share, which included income and gain on sales from discontinued operations of $3.4 million and $536,000 for the periods ended June 30, 2009 and 2008, respectively.
Commenting on Misonix’s financial and operating results, Michael A. McManus, Jr., President and Chief Executive Officer, said, “During the fiscal year 2009 we accomplished a number of goals to increase shareholder value. During a time of challenging global economic conditions, we deemed it strategically important to focus more of our resources on growing our high gross margin medical device business. We successfully reached an agreement to sell our equity interest in Focus Surgery, Inc., and received the payment of a portion of our debt. The remaining portion will be paid in January 2010. We also sold our Laboratory Division’s Ultrasonics business for $3.5 million. The cash from these transactions will enable us to seek opportunities to enhance our value by adding new products, increasing our sales efforts, shorten development times and for general corporate purposes.
Our significant investment in R&D over the last few years has provided us with new medical device products that should enable us to grow more rapidly. This year we launched the SonicOne for wound cleansing and debridement and the BoneScalpel™ for spinal surgery. Both products are being sold into very large, multi billion dollar market segments. We introduced our own direct sales managers in the U.S. to supplement our contract sales agent network. These individuals, each with more than 15 years experience, together with our contract sales agents, are selling the SonicOne and SonaStar™ directly to doctors, hospitals and clinics. This sales force enables us to focus more on the customer and capture substantially more margin on the sale of our products.
To further broaden our sales footprint, we have aggressively expanded into international markets by the signing of 14 new distributors and agencies. We have also hired a new, direct manager to handle Latin American sales and distribution. We continue to work on our European distribution for the Sonablate500®, which uses HIFU for the treatment of prostate cancer in Europe. We have expanded our sales force and added to our distribution network in Italy, Russia, Portugal, Romania, and Bulgaria.
As you know, we have been developing expertise in the exciting new area of High Intensity Focused Ultrasound (“HIFU”). To continue to be a leader in this field, we purchased HIFU related intellectual property that we believe will enable us to develop and manufacture new HIFU transducers. With the development of new transducers, we may be able to increase the type of tissue we can affect beyond our present rights in kidney, liver and breast.

We are continuing to complete clinical evaluation procedures using HIFU for the treatment of kidney tumors at the University of Vienna in Austria. We have received our second 510k in the United States for this treatment.
We are excited about the growth opportunities for our innovative ultrasonic medical device business. With a strengthened balance sheet, exciting new products, a new direct salesforce and broad based international distribution we believe that fiscal year 2010 will be one of growth and expansion for your Company.”
Conference Call
Misonix management will host a conference call and webcast on Thursday, October 1, 2009 at 4:30 pm ET to discuss the Company’s fourth quarter fiscal 2009 financial results.
The conference call will be broadcast live via the Investor Relations section of the Company’s Web site at www.misonix.com. Alternatively, participants may join the conference call by dialing (866) 515-2909 (domestic) or (617) 399-5123 (international) and entering access code 61977194, a few minutes before the start of the call.
For those unable to attend the live results broadcasts, a recording of the live-call will be available approximately 2 hours after the event through October 8, 2009. The dial-in number to listen to the recording is (888) 286 8010 or (617) 801 6888. The replay access code is 35358896. The call will be archived on the Company’s website for at least 90 days.
About Misonix:
Misonix, Inc. (NASDAQ: MSON) designs, develops, manufactures and markets therapeutic ultrasonic medical devices and laboratory equipment. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.
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With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, and other factors discussed in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

MISONIX, INC. And Subsidiaries
Consolidated Balance Sheets
Derived from Audited Financial Statements

	June 30, 2009	June 30, 2008
Assets
Current Assets:
Cash	$3,691,022	$1,873,863
Accounts receivable, less allowance for doubtful accounts of $440,077 and $376,998, respectively	8,658,560	7,986,802
Inventories, net	6,627,316	11,906,091
Deferred income taxes	1,235,902	1,562,279
Prepaid expenses and other current assets	1,174,106	904,737
Assets of discontinued operations	—	745,473

Total current assets	21,386,906	24,979,245

Property, plant and equipment, net	5,546,694	4,371,373
Deferred income taxes	1,299,388	1,280,217
Goodwill	5,765,698	5,784,542
Other assets	1,164,720	807,203
Assets of discontinued operations	—	27,494

Total assets	$35,163,406	$37,250,074

Liabilities and stockholders’ equity
Current liabilities:
Revolving credit facilities	$4,453,950	$4,470,389

Notes payable	261,485	246,888
Accounts payable	2,978,509	5,497,541
Accrued expenses and other current liabilities	3,498,670	4,760,115
Current maturities of capital lease obligations	180,970	307,325
Current portion of deferred gain from sale and leaseback of building	1,054,543	159,195
Foreign income taxes payable	797,533	696,791

Total current liabilities	13,225,660	16,138,244

Capital lease obligations	27,716	225,909
Deferred gain from sale and leaseback of building	0	1,273,772
Deferred income taxes	343,454	250,514
Deferred income	308,287	371,452
Deferred lease liability	274,501	348,502

Total liabilities	14,179,618	18,608,393

Commitments and contingencies

Minority interest	246,947	199,237

Stockholders’ equity:
Capital stock, $0.01 par value — shares authorized 20,000,000; 7,079,169 issued, and 7,001,369 outstanding, respectively	70,792	70,792
Additional paid-in capital	25,251,412	25,052,539
Accumulated deficit	(3,824,003)	(6,630,170)
Accumulated other comprehensive income	(348,936)	361,707
Treasury stock, 77,800 shares	(412,424)	(412,424)

Total stockholders’ equity	20,736,841	18,442,444

Total liabilities and stockholders’ equity	$35,163,406	$37,250,074

MISONIX, INC. And Subsidiaries
Consolidated Statements of Operations

			Derived from audited
	Unaudited Three Months		financial statements
	Ended		Twelve months ended
	June 30,		June 30,
	2009	2008	2009	2008
Net sales	$10,464,809	$10,555,488	$39,790,155	$41,144,139

Cost of goods sold	6,312,135	6,368,618	23,786,201	23,378,587

Gross profit	4,152,674	4,186,870	16,003,954	17,765,552

Selling expenses	2,335,044	2,041,159	6,764,338	7,314,684

General and administrative expenses	2,061,944	2,922,326	9,009,280	10,518,550

Research and development expenses	553,640	583,024	2,450,010	2,758,737
Litigation expense	174,000	—	278,000	—

Total operating expenses	5,124,628	5,546,509	18,501,628	20,591,971

Operating loss from continuing operations	(971,954)	(1,359,639)	(2,497,674)	(2,826,419)

Total other income (loss)	235,510	(32,366)	1,816,618	105,584

Loss from continuing operations before minority interest and income taxes	(736,444)	(1,392,005)	(681,056)	(2,720,835)

Minority interest in net income (loss) of consolidated subsidiaries	10,911	(1,404)	43,878	46,176

Loss from continuing operations before income taxes	(747,355)	(1,390,601)	(724,934)	(2,767,011)

Income tax provision (benefit)	56,196	1,023,149	(178,483)	656,712

Net loss from continuing operations	(803,551)	(2,413,750)	(546,451)	(3,423,723)

Income from discontinued operations, net of tax	298,986	63,421	670,858	535,912
Gain on sale of discontinued operations, inclusive of a tax benefit	2,681,760	—	2,681,760	—

Net income from discontinued operations, net of tax	2,980,746	63,421	3,352,618	535,912
Net income (loss)	$2,177,195	$(2,350,329)	$2,806,167	$(2,887,811)

Loss per share-Basic from continuing operations	$(0.11)	$(0.35)	$(0.08)	$(0.50)
Income per share-Basic from discontinued operations	0.43	0.01	0.48	0.09
Net income (loss) per share-basic	$0.31	$(0.34)	$0.40	$(0.41)

Loss per share-Diluted from continuing operations	$(0.11)	$(0.35)	$(0.08)	$(0.50)
Income per share-Diluted from discontinued operations	0.42	0.01	0.48	0.09
Net income (loss) per share-Diluted	$0.31	$(0.34)	$0.40	$(0.41)

Weighted average common shares-basic	7,001,369	7,001,369	7,001,369	7,001,369

Weighted average common shares-diluted	7,001,369	7,001,369	7,001,369	7,001,369

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